UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 1, 2021
TYSON FOODS, INC.
(Exact name of Registrant as specified in its charter)

Delaware		001-14704	71-0225165
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

2200 West Don Tyson Parkway,
Springdale,	Arkansas		72762-6999
(Address of Principal Executive Offices)			(Zip Code)
(479) 290-4000
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class			Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock	Par Value	$0.10	TSN	New York Stock Exchange
Class B stock is not publicly listed for trade on any exchange or market system. However, Class B stock is convertible into Class A stock on a share-for-share basis.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 1, 2021, Tyson Foods, Inc. (the “Company”) appointed Donnie King as the Company’s President and Chief Executive Officer, effective June 2, 2021. Mr. King will succeed Dean Banks, who has served as the Company’s President and Chief Executive Officer since October 2020. Mr. Banks will step down from his duties as President and Chief Executive Officer and resign as a member of the Board of Directors of the Company, effective as of June 2, 2021.
With over 36 years of experience with the Company, Mr. King, 59, has previously served in a variety of capacities at the Company, most recently as its Group President Poultry and Chief Operating Officer (since February 2021) and Group President of Poultry (since September 2020). Prior to such roles, Mr. King served as the Company’s Group President, International, and Chief Administration Officer since February 2019 and as Group President, International since January 2019. Mr. King previously served as President, North American Operations from 2015 to 2016 and President, North American Operations and Foodservice in 2014. Mr. King was initially employed by Valmac Industries in 1982. Valmac Industries was acquired by the Company in 1984. Mr. King was self-employed from 2016 to February 2019 before returning to the Company. Mr. King holds a bachelor’s degree in business management from the University of Arkansas at Monticello.
In connection with Mr. King’s appointment as CEO, he entered into an employment agreement (the “CEO Employment Agreement”) with the Company on June 1, 2021, effective as of June 2, 2021. The CEO Employment Agreement provides for, among other things, an annual base salary of $1,200,000, participation in the Company’s annual performance incentive programs on terms and in amounts as determined by the Compensation and Leadership Development Committee (the “CLDC”) of the Board, eligibility for equity awards under the Company’s equity incentive plans on terms and in amounts as determined by the CLDC, and participation in the Company’s benefit plans. In connection with Mr. King’s appointment, the CLDC approved an initial grant on June 2, 2021 (the “Grant Date”) of non-qualified stock options (the “Stock Option Award”) and an initial grant of restricted stock (the “Restricted Stock Award” and together with the Stock Option Award, the “Initial Equity Award”), each valued at approximately $750,000. The Stock Option Award has a three-year vesting schedule and a ten-year term, while the Restricted Stock Award vests in one tranche three years after the Grant Date. The Initial Equity Award will be valued based on the closing price of the Company’s Class A common stock on the Grant Date.
The CEO Employment Agreement also provides that upon a termination by the Company (other than for “cause” or by reason of death or permanent disability) or if Mr. King resigns for “good reason”, the Company will pay Mr. King an amount equal to two years of his base salary and two times his target annual cash bonus, to be paid out over two years, plus continued medical coverage for up to 18 months. The CEO Employment Agreement contains a non-competition restriction for a period of 24 months post termination and a 36-month post-termination non-solicitation restriction.
Additionally, Mr. King is entitled to personal use of Company-owned aircraft in a manner consistent with the Company’s policy governing aircraft use by executive officers. Current Company policy is to “gross up” for tax purposes any approved personal use of Company-owned aircraft.
The foregoing summary of the CEO Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the CEO Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference in its entirety into this Item 5.02.
Mr. King has no family relationships or related party transactions with the Company that would require disclosure under Items 401(d) or 404(a) of Regulation S-K in connection with his appointment.
A copy of the press release announcing the appointment of Mr. King as the Company’s President and Chief Executive Officer is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)Exhibits

Exhibit Number	Description
10.1	Employment Agreement, effective as of June 2, 2021, by and between the Company and Donnie King.
99.1	Press release, dated June 2, 2021, by Tyson Foods, Inc.
104	Cover Page Interactive Data File formatted in iXBRL.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYSON FOODS, INC.

Date: June 2, 2021	By:	/s/ Stewart Glendinning

	Name:	Stewart Glendinning
	Title:	Executive Vice President and Chief Financial Officer

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